EXHIBIT 8

Principal Operating Subsidiaries of Elbit Systems Ltd.


USA
100% Elbit Systems of America (Del)
100% Fort Worth Operations (EFW) (Del)
100% Merrimack Operations (Kollsman) (Del)
100% Talladega Operations (IEI) (Ala)
100% Tallahassee Operations (Talla-Com) (Del)
100% McLean Operations (ICI) (Del)
50% Vision Systems International (Ca)
50% UAS Dynamics (Del)
ISRAEL
100% Elbit Systems Electro-Optics Elop
100% Elbit Systems Land and C4I - Tadiran
100% Elbit Security Systems
100% Elbit Systems Cyclone
100% Kinetics
70% Elisra
50% SCD
50% Opgal
EUROPE
100% Ferranti (United Kingdom)
100% UEL (United Kingdom)
100% European Subsidiary (Belgium)
100% European Subsidiary (Austria)
100% Elbit Sisteme (Romania)
100% Telefunken (Germany)
51% U-TacS (United Kingdon)
ASIA
100% Elbit Systems of Korea (Korea)
26% HALBIT (India)
SOUTH AMERICA
100% AEL (Brazil)